LICENSE AGREEMENT

This License Agreement (“Agreement”), effective as of July 28, 2009 (“the Effective Date”), is entered into between NeoMedia Technologies, Inc., a Delaware corporation having a principal place of business at Two Concourse Parkway, Suite 500, Atlanta, Georgia 30328 (“NeoMedia”) and Mobile Tag, Inc., a Delaware corporation having a principal place of business at 400 Perimeter Center Terrace NE, Suite 900, Atlanta, Georgia  30346 (“Mobile Tag”; together, “The Parties,” or individually, “Party”).

WHEREAS, Mobile Tag desires to obtain a license from NeoMedia under the relevant NeoMedia patents for the Field of Use and in the Territory as those terms are set forth herein; and

WHEREAS, NeoMedia is the owner of, or has acquired rights under, numerous United States and foreign patents and patent applications, relating to, inter alia, methods and systems for using automatic identification media to connect users to and transmit data over the Internet;

WHEREAS, Mobile Tag is a company intending to provide a system enabling mobile phone subscribers who scan a machine readable code to connect via indirect access to information related to the scanned barcodes;

WHEREAS, Mobile Tag is desirous of obtaining a non-exclusive, limited license under the NeoMedia patents in the United States; and

WHEREAS, NeoMedia is willing to grant such a license in consideration of payments and royalties to be made by Mobile Tag.

NOW, THEREFORE, in accordance with the foregoing and in consideration of the terms and conditions contained herein, NeoMedia and Mobile Tag agree as follows:

1.	Definitions.

1.1.
“Licensed Patents” means only the patents and applications owned by NeoMedia containing claims to any invention(s) useful in or relating to the Field of Use, strictly limited to the patents and applications listed on Exhibit A hereto, together with all divisionals, continuations, continuations-in-part, reissues, reexaminations, and foreign counterparts thereof, and any other present or future applications or patents now owned or hereafter acquired by NeoMedia in which the claims are directed to the Field of Use as set forth in Exhibit B hereto, to the extent they issue during the time Mobile Tag is paying royalties in accordance with the Paragraph 3 herein.

1.2.	“Field of Use” shall be set forth in Exhibit B hereto.

1.3.
“Royalty-Based Revenue” means any gross revenue, derived in any way by Mobile Tag in connection with or relating to the Field of Use, including without limitation advertising revenues, transactional revenue generated by barcode reading, in-kind payments, non-monetary consideration (valued at market value), clearing-house revenue, service fees, and includes all action oriented revenue, for example but not limited to content download and click to subscribe.

1.4.	“Territory” shall mean those countries identified in Exhibit C as amended from time to time by mutual agreement by the Parties, initially the United States of America and its territories.

1.5.
"Mobile Tag Clients" shall mean those entities that operate within the Field of Use by way of illustration and not limitation, brands, agencies, carriers, subscribers of carriers, and advertising customers of carriers (e.g., brands, agencies, etc.).

2.	License Granted.

2.1.
Subject to the terms and conditions of this Agreement, and for the consideration recited herein, NeoMedia grants to Mobile Tag a royalty-bearing, non-exclusive, non-transferable, license within the Field of Use to make, have made, use, sell, offer for sale, import into the United States inventions under the Licensed Patents within the Territory.  There is no right to sublicense granted herein, except that it is understood that parties contracting with Mobile Tag to operate within the Field of Use under the rights granted herein to Mobile Tag (“Mobile Tag Clients”) will fall within the license granted to Mobile Tag subject to termination of the license as set forth herein and provided that such Mobile Tag Clients are generating Royalty-Based Revenue subject to Paragraph 3.  If a Mobile Tag Client participates in a non-Mobile Tag ecosystem, such participation will not fall within the license granted to Mobile Tag. It is specifically understood that nothing herein grants any rights under the Licensed Patents through Mobile Tag or otherwise to any Primary Code Resolution Authority, including any related parent corporations, subsidiaries, sister corporations, partnerships, joint ventures, individuals, trusts, estates, or any similar organizational structures (“Related Entity”) of a Primary Code Resolution Authority, including, for example, the company names set forth in Exhibit E, which may be modified to add or delete company names from time to time at NeoMedia’s sole discretion.

2.2.
The license granted in this section to Mobile Tag shall terminate: if Mobile Tag fails to make any payments due and owing pursuant to Paragraph 3, which the Parties agree is a material breach of this Agreement, unless cured within thirty (30) days of notice by NeoMedia of such failure; or upon Mobile Tag’s petition for relief under any bankruptcy legislation; or upon Mobile Tag’s cessation of doing business; or upon any other material breach of this Agreement by Mobile Tag.

3.	Payments.

Mobile Tag’s payment obligations to NeoMedia shall be set forth in Exhibit D

4.	Term and Termination.

The Term of this Agreement shall be an initial three (3) years, with automatic extensions of one year if Mobile Tag is compliant and up to date with all provisions of the Agreement, as determined by NeoMedia in its sole discretion.  Mobile Tag’s payment obligation under this Agreement will cease in the event that claims of the Licensed Patents are found to be invalid or unenforceable with no appeal remaining, such that Mobile Tag does not practice the remaining Licensed Patents; or with the last to expire of the Licensed Patents; or in the events described in the § 2.2 termination provisions of the Agreement; but not as to then accrued payment obligations.  After one (1) year from the Effective Date and before expiration of the Term, in the event Mobile Tag ceases to operate within the Field of Use, Mobile Tag may terminate this Agreement by providing NeoMedia with written notice and payment of an Early Termination Fee of twenty-five percent (25%) of the total annual payment for the respective Year as stated in Exhibit D.  Termination will be effective as of the date of payment of the Early Termination Fee.

5.	Dispute Resolution.

5.1.
The Parties agree to follow the procedure set forth below to resolve any dispute (other than patent infringement, patent validity, patent enforceability, or any other issue concerning a substantive patent right), by arbitration administered by a mutually agreed-upon arbitral entity, or in the event of no such agreement, by the American Arbitration Association (“AAA”) in accordance with its Commercial Rules and other applicable rules and procedures set forth by the AAA.  The place of arbitration shall be Atlanta, GA.

5.2.
The procedures described herein shall be followed if senior management of both Parties is unable to resolve the dispute within thirty (30) days after a dispute is identified to the other Party.  There shall be no arbitration until the thirty (30) day discussion period has elapsed.

5.3.	The arbitrator(s) may award damages, an injunction, or both to the prevailing party.

5.4.
The decision of the arbitrator(s) shall be final and binding on all Parties, and judgment on the award of the arbitration panel may be entered by any Court having jurisdiction.  There shall be no appeal.

5.5.
Any costs or expenses, including reasonable attorneys’ fees, incurred by the successful party arising out of the arbitration will be assessed against the unsuccessful party, borne equally, or assessed in any manner within the discretion of the arbitrator(s).

5.6.
The arbitrator(s) may also award interest at a rate not to exceed the Prime Rate (which exists on the day of the award) from the date of the award until paid.  Unless decided differently by the arbitrator(s), each Party shall pay one-half (1/2) the fees, costs and expenses charged by the arbitrator(s).

6.	Confidentiality and No Challenge.

6.1.
Except where such disclosures are required by law or the Parties have given consent in writing, the Parties agree to keep confidential and not disclose to any third party:  (a) the terms and conditions of this Agreement, (b) any of the negotiations and discussions that preceded its making; and non-public financial information except (i) as is necessary to effectuate any term or provision of this Agreement, including any subsequent litigation to enforce this Agreement; (ii) to either Party’s insurers, as necessary to pursue insurance claims; (iii) to a Party’s accountants or lawyers; (iv) as is reasonably necessary to comply with the Securities and Exchange Commission’s disclosure requirements; (v) to a third party in connection with a due diligence investigation between the third party and the Party seeking to make the disclosure, provided prior to seeing the information, the third party enters into a non-disclosure agreement (“NDA”) with confidentiality terms substantially the same as the terms used to protect the Party’s own financial information; (vi) to existing and potential future investors and/or shareholders of the Party, provided the third parties enter into a NDA as described in (v) above; and (vii) as required by law or court order upon notice to the other Party sufficiently in advance of such disclosure to permit the other Party to seek a protective order.

6.2.
Nothing in this paragraph shall be construed to preclude or prohibit the Parties from being able to publicly acknowledge that they have entered into this license agreement, so long as the terms of this Agreement are not disclosed other than as specifically and expressly permitted herein.

6.3.
If any Party is obligated to produce this Agreement, for example, in response to a document request in litigation, that Party shall promptly notify the other Party of the request with sufficient particularity to allow the other Party at least ten (10) days, at its own expense, to object to the requested production if necessary.

6.4.
During the term of this Agreement, neither Mobile Tag or any Related Entity of Mobile Tag shall provide any assistance or guidance regarding the alleged non-infringement, invalidity, or unenforceability of any of the intellectual property covered by this Agreement to any third party who is challenging or may challenge the scope, validity or enforceability of the same in any proceeding, including in court, arbitration, or before a patent office, except as required by law or judicial process.  In the event Mobile Tag is served with a subpoena relating to one or more of the Licensed Patents, NeoMedia will cooperate with Mobile Tag in responding to the subpoena.  Should Mobile Tag violate the foregoing, as in the event that Mobile Tag, or any Related Entity of Mobile Tag challenges the validity of any of the Licensed Patents, NeoMedia shall have the option of any one of the following:

(a) terminating this Agreement; or

(b)   continuing the license, including but not limited to royalty payments thereunder, provided further that Mobile Tag (i) pays all legal fees, costs and expenses of NeoMedia in defending the validity of the Licensed Patents as such are invoiced or incurred and (ii) in the event that any claim is found invalid, paying NeoMedia a liquidated damage sum in the amount of the total royalties paid to date by Mobile Tag as of the time of such finding; or

(c)   increasing the royalty rate to three times the stated rate during the period of challenge, and Mobile Tag pays all legal fees, costs and expenses of NeoMedia in defending the validity of the Licensed Patents as such as invoiced or incurred.

7.	Marking/Proprietary Rights Notices.
Upon NeoMedia’s request, Mobile Tag agrees to makes reasonable efforts to mark any relevant products with the proper NeoMedia patent numbers in accordance with the Patent Laws.

8.	Governing Law.
This Agreement shall be governed by and construed under the laws of United States of America and the State of Georgia, without reference to the State’s choice of law provisions. The parties agree that any dispute (not otherwise resolved as provided under section 5 of this Agreement) shall be brought in a Federal or state court seated in Atlanta, Georgia, United States of America, and the parties hereby consent to the exclusive jurisdiction and venue of such court.

9.	Transferability.
The license set forth above is personal and non-transferable, except that Mobile Tag may transfer its respective rights granted in this Agreement to a successor or merged entity that acquires substantially all the applicable business of Mobile Tag, subject to written consent by NeoMedia, which consent shall not be unreasonably withheld.  In the event that Mobile Tag proposes to so transfer its assets or to be acquired by another entity, Mobile Tag shall inform NeoMedia in advance of the transfer, and NeoMedia shall have a reasonable time not less than thirty (30) days to make a decision as to whether to provide or withhold consent.  Any such successor or merged entity must agree, in writing and prior to any transfer, to be bound by Mobile Tag’s obligations set forth herein.  NeoMedia may freely assign this Agreement or its rights hereunder.  In the event that NeoMedia is acquired, assigns this Agreement or assigns one or more of the Licensed Patents, this Agreement will remain in effect as to the successor to NeoMedia or the owner of the Licensed Patents.

10.	Counterparts.
This Agreement may be executed in any number of separate counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument.  This Agreement will become binding and effective upon the exchange of facsimile or other electronic copies of the required signatures and such facsimile copies shall be binding and effective until the signed originals are in the possession of each Party.

11.	Further Assurances.

11.1.	The Parties agree to execute and deliver any additional papers, documents or other assurances, and take all acts that are reasonably necessary to carry out the intent of this Agreement.

11.2.	Nothing in this Agreement is or shall be construed as:

11.2.1.	A warranty or representation by Mobile Tag as to the validity or scope of any Licensed Patent; or

11.2.2.
A warranty or representation that anything made, used, sold, or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents, copyrights, or other rights of third parties; or

11.2.3.	An obligation to bring or prosecute any action or suit against any third party for infringement of any Licensed Patent; or

11.2.4.	An obligation to furnish any manufacturing or technical information or assistance to Mobile Tag; or

11.2.5.	An agreement to defend Mobile Tag against actions or suits of any nature brought by any third parties; or

11.2.6.
Conferring any right to use, in advertising, publicity or otherwise, either Party’s name, trade name or trademark, or any contraction, abbreviation or simulation thereof, without prior consent, which would not be unreasonably withheld.

11.3.
Mobile Tag agrees to indemnify, defend and hold NeoMedia and its directors, officers, employees and agents harmless from and against any and all liabilities, claims, demands, expenses (including, without limitation, attorneys’ and professional fees and other costs of litigation), losses or causes of action (each, a “Liability”) arising out of or relating in any way to (i) the exercise of any right granted to Mobile Tag pursuant to this Agreement or (ii) any breach of this Agreement by Mobile Tag, except to the extent, in each case, that such Liability is caused by the negligence or willful misconduct by NeoMedia as determined by a court of competent jurisdiction.

12.	No Third-Party Beneficiaries.

Unless specifically provided otherwise, nothing in this Agreement shall confer any rights upon any person or entity who is not a party to this Agreement, nor shall anything in this Agreement be construed as creating an obligation by either Party to any non-party to this Agreement.

13.	Notices.

Any notices that are provided pursuant to this Agreement shall be provided via both electronic mail and in writing (via overnight courier) to the other Party as follows:
To Mobile Tag:

Attn:  Chief Executive Officer
Mobile Tag, Inc.
400 Perimeter Center Terrace NE, Suite 900
Atlanta, Georgia 30346

With a copy to:

Sanjeet K. Dutta, Esq.
Orrick, Herrington & Sutcliffe LLP
1000 Marsh Road
Menlo Park, CA 94025

To NeoMedia:

Attn:  Chief Executive Officer
NeoMedia Technologies, Inc.
Two Concourse Parkway, Suite 500
Atlanta, Georgia 30328

With a copy to:

Michael H. Baniak, Esq.
McDonnell Boehnen Hulbert & Berghoff LLP
300 South Wacker Drive, Suite 3100
Chicago, IL 60606

14.	Severability.

If any portions of this Agreement are held invalid or unenforceable, all remaining portions shall nevertheless remain valid and enforceable, to the extent they can be given effect without the invalid portions.

15.	Mutual Contribution.

This Agreement was drafted by counsel for each of the Parties and, thus, shall not be construed against any Party because that Party initially drafted any particular provision.

16.	Representation of Authority.

Each person signing this Agreement hereby represents and warrants that he or she has the authority to bind the entity on behalf of which he or she has signed.

17.	Integration.

This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter of this Agreement and merges all prior discussions between them, and none of the parties shall be bound by any conditions, definitions, warranties or representations with respect to the subject matter of this Agreement, other than as expressly provided in this Agreement, or as duly set forth on or subsequent to the date hereof in writing and signed by a proper and duly authorized representative of the party to be bound thereby.

18.	Survivability.

All confidentiality requirements and obligations of accrued payment shall survive expiration or termination of this Agreement.

19.	Waiver.

No waiver of any rights shall be effective unless consented to in writing by the Party to be charged and the waiver of any breach or default shall not constitute a waiver of any other right hereunder or any subsequent breach or default.

20.	Independent Contractors.

Both Parties are independent contractors under this Agreement.  Nothing contained in this Agreement is intended nor is to be construed so as to constitute NeoMedia or Mobile Tag as partners or joint venturers with respect to this Agreement.  Neither Party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party to bind the other Party to any other contract, agreement, or undertaking with any third party.

WHEREFORE, the parties hereby acknowledge their agreement and consent to the terms and conditions set forth above through their respective signatures as contained below:

NeoMedia Technologies, Inc. [Signed] __/s/ Michael W. Zima_____ Chief Financial Officer Dated: July 28, 2009	Mobile Tag, Inc. [Signed] __/s/ William J. Hoffman_____ Chief Executive Officer Dated: July 28, 2009